Exhibit 10.15

FORM OF EXCLUSIVE DISTRIBUTOR AGREEMENT

This Distribution Agreement (the “Agreement”) is entered into as of _____________ (the “Effective Date”), by and between Venaxis, Inc., (“Venaxis”) and [   ] (“Distributor”).

BACKGROUND

Distributor desires to obtain from Venaxis certain rights to market, distribute and sell the Products (as defined below) in the Territory (as defined below) and Venaxis is willing to appoint Distributor to do so, all on the terms and conditions set forth herein below.

AGREEMENT

ARTICLE 1:	REPRESENTATIONS

1.1
Venaxis represents and warrants that it is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, United States of America. Venaxis has its principal office and place of business at 1585 S. Perry Street, Castle Rock, CO 80104.

1.2
Distributor represents and warrants that it is a corporation duly organized, validly existing and in good standing under [   ] laws and regulations. Distributor has its principal office and place of business at [     ]. Venaxis represents and warrants that has developed and is the owner of all rights and interests over the Products.

1.3	Distributor represents and warrants that it possesses the technical know-how and the sales and marketing personnel to actively promote the sale and use of the Products.

ARTICLE 2:	TERM

This Agreement shall become effective as of the Effective Date and the Agreement shall continue in full force for a period of four (4) years from the Effective Date (the “Term” of this Agreement), unless terminated in accordance with Article 8. Either Venaxis or Distributor may deliver a written notice to the other of its desire to negotiate a further agreement at least ninety (90) days prior to the end of the Term or of the extension thereto and, if both parties desire to negotiate a further agreement, they may consider the provisions of this Agreement in coming to an agreement.  Nothing in this Agreement, however, will be construed to obligate either party to enter into a further agreement with the other party and any further agreement, if any, will not be construed as an agreement of indefinite duration.  Notwithstanding anything to the contrary, this Agreement is subject to early termination as provided below.

ARTICLE 3:	DISTRIBUTORSHIP FOR PRODUCTS

3.1
Venaxis hereby appoints Distributor, as exclusive distributor for the sale of the Venaxis products set forth in Exhibit A attached hereto and made a part hereof (“Products”) in the “Territory” set forth in Exhibit B attached hereto (“Territory”).  The Products shall also include any future development, updates and/or improvement of the Products, unless otherwise indicated by Venaxis upon written notice thereof.

3.2
Distributor shall refrain from actively seeking customers for the Products outside the Territory.  For the avoidance of doubt the promotion of the Products in Distributor’s web pages shall not be held as an infringement of this provision. Distributor shall refer all orders or inquiries received by it from sources outside the Territory in connection with the sale, marketing and/or distribution of the Products outside the Territory. During the Term of this Agreement or any extension thereto, Venaxis shall not supply Product for sale in the Territory to any person or company other than Distributor, it being understood between the parties that Venaxis shall not directly or indirectly sell or export the Products into the Territory, other than through Distributor, in accordance with the Agreement.  Venaxis shall refer to Distributor all orders or inquiries received by it from sources in the Territory in connection with the sale, marketing and/or distribution of the Product within the Territory.

3.3
Distributor shall list the Products in its catalogs and make such Products available to its customers. Distributor shall use its best efforts to promote the Products and shall distribute Product information and promotional materials broadly to potential customers, all in order to maximize sales of the Products in the Territory. Such promotion shall include, but shall not be limited to, trade show displays, training workshops, educational seminars, advertising, sales sheets, Product information, and other activities related to promoting Products, including those required as part of the commercialization plan described below.

3.4
Within thirty (30) days after the Effective Date, Venaxis and Distributor shall agree on a commercialization plan for the Products within the Territory for the current calendar year, which plan shall at least include the activities set forth in Exhibit C attached hereto.  Thereafter, at least sixty (60) days prior to the end of any calendar year, Distributor shall prepare and submit to Venaxis a plan for commercialization of the Products for the upcoming calendar year based on Distributor’s own internal plans and projections for sales of the Products in the Territory and consistent with the then-existing commercialization plan.

3.5
Distributor shall use its best efforts to maximize Product sales in the Territory. During each calendar year, Distributor shall meet the quarterly minimum performance requirements set forth in Exhibit D1 attached hereto (collectively, “Minimum Performance Requirements”). If Distributor does not purchase from Venaxis at least the Minimum Performance Requirements for any two (2) consecutive quarters during the Term, Venaxis may (i) terminate this Agreement on a country by country basis or in its entirety, or (ii) convert Distributor’s appointment to nonexclusive and appoint additional distributors for the Products in the Territory, in each case at its sole discretion.  Venaxis shall keep Distributor informed of its commercial strategy and of events relating to the marketing of the Product.  Upon execution of this Agreement, as well as during its duration, Venaxis shall promptly supply to Distributor all such know how and information in connection with the Product as Venaxis possesses and as Distributor reasonably needs for promotion, distribution and sale of the Product in the Territory.

3.6
Distributor shall use best efforts to exceed the Minimum Performance Requirements and to meet the forecasted performance levels agreed to between the parties (the “Forecasted Performance Levels”). Prior to the end of the first quarter of the Term, Distributor will provide rolling Forecasted Performance Levels for the coming four (4) quarters, and shall provide such rolling Forecasted Performance Levels at the end of each quarter thereafter. Forecasted Performance Levels are due to Venaxis at least fifteen (15) days after the end of each quarter, set forth in Exhibit D2.

3.7
Distributor shall complete and send to Venaxis, within the fifteen (15th) day of each month, a written Sales and Activity Report for the preceding month, pursuant to the form set forth in Exhibit E attached hereto.

3.8
Distributor shall provide Venaxis on a yearly basis with a written yearly report reflecting the amounts realized on the sale of the Products, as well as for the undertaken promotion activities. Such yearly report shall as well contain an annual forecast, including planned promotion activities, all in the form set forth in Exhibit F attached hereto.

3.9
Distributor shall make commercially-reasonable efforts to achieve the agreed Forecasted Performance Levels. Forecast will be provided quarterly on a monthly basis. In the event that Distributor fails to achieve the Forecasted Performance Levels for each year, the parties shall discuss in good faith, measures for improvement to achieve same.

3.10	The parties shall comply with the terms of a Quality Agreement which shall be in the form of Exhibit G attached hereto, as such agreement may be amended from time to time.

ARTICLE 4:	OPERATIONS

4.1
All orders which Venaxis receives for Products from Distributor are subject to acceptance by Venaxis. Orders issued by Distributor for product purchases (“Purchase Orders” or “P.O.s”) shall be legally binding on both parties when accepted by Venaxis, subject to credit verification with respect to Distributor acceptable to Venaxis.  The Purchase Orders shall be in the form attached hereto as Exhibit H.   Venaxis shall accept and confirm all of the Distributor’s Purchase Orders submitted with a lead time of two (2) days.  In the event that Distributor receives no response from Venaxis regarding the Purchase Order within five (5) calendar days, Distributor shall resubmit the Purchase Order.

Venaxis will use its reasonable best efforts to fill the accepted Purchase Orders as promptly as practicable, and in any case no later than the required delivery date. Venaxis will notify Distributor immediately of any factors concerning the delivery schedule.  Venaxis shall provide safety stock to cover a two (2) month period of supply of Product.  In the event of shortage or inability to timely supply the required Product, Venaxis undertakes and agrees that the amounts available shall be allocated on an equitable basis according to the forecasts received and that Distributor shall not be treated less favorably than Venaxis, Venaxis’ affiliates and Venaxis’ other distributors and licensees.  In the event of inability to supply or shortage, the Parties shall meet to study possible alternatives.  The Products will be supplied to the Distributor as finished goods, in final packaged and labeled form, quality controlled including Product specifications and ready for sale to the ultimate customer in accordance with the applicable CE laws and regulations.  Subject to force majeure, Venaxis as an essential obligation of this Agreement shall supply Distributor with its total requirements of Product in the Territory, specifically in terms of quantity and quality as requested by Distributor, provided that the Purchase Order is in line with the terms and conditions set forth in this Article 4.  If for any reason Venaxis will become unable to manufacture the Product, Venaxis will immediately notify Distributor and shall devote its reasonable efforts to find a new source of supply if possible.

4.2	Venaxis agrees to provide inventory with a minimum of six (6) months shelf-life. The parties shall discuss in good faith the replacement of any expired kits.

4.3
Distributor shall pay Venaxis for its Products in USD, according to the invoice within [    ] days of the invoice date; provided that Venaxis shall have the right to establish more stringent credit policies depending upon Distributors’ credit history, which policies may include, among others, the requirement of payment of each product’s purchase price (or a portion thereof) prior to delivery by Venaxis or the establishment of a letter of credit by a reputable bank reasonably acceptable to Venaxis. Venaxis may charge a late charge of ten percent (10%) per month on any delinquent balance hereunder, provided that such charge will not exceed the maximum amount allowed by law.

4.4	All prices shall be exclusive of customs, duties, taxes, freight, and insurance, which charges shall be borne solely by Distributor.

4.5
Venaxis shall have the right to change pricing of the Products once per calendar year, and Venaxis will provide notice of that change within ninety (90) days prior to the start of the following year.  In the event of material changes in the competitive environment where the Product shall be marketed, both parties agree to renegotiate at any time and in good faith the price of the Products.  Such adjustment in the prices may occur before actual launch of the Products in the Territory.

4.6
Distributor hereby grants to Venaxis a security interest in the Products and all proceeds from the Products to secure the timely payment of amounts due under the Agreement and the performance of Distributor’s obligations.  Venaxis is expressly authorized at its discretion to file all financing statements or other notices under applicable law. All shipments for the Products shall be EX-Works (EXW) Venaxis’ place of distribution. Venaxis shall deliver the Products to Distributor in packaging, labeling and instructions that are in compliance with the CE laws and laws and regulations of the Territory as amended from time to time.  Distributor will assure regulatory survey of the national laws in the Territory and will inform Venaxis of any specific national requirement that would be over the CE applicable Directive and that would impact on labeling or related informative material.  For adapting changes on packaging, labeling and instructions due to Territory’s law issues, Venaxis will be responsible, at its expense, on promptly performing them on the consequently artwork after having received information and specific guidance from Distributor.

4.7
Whenever Venaxis shall deliver or cause to be delivered to a common carrier any goods ordered by Distributor, whether the particular carrier shall have been designated in the shipping or routing instructions of Distributor or not, Venaxis shall not be responsible for any delays or damages in shipment, and the common carrier to which Venaxis shall deliver goods shipped to Distributor shall be deemed to be the agent of Distributor.

4.8
Except in case of damage or defect directly attributable to Venaxis’ actions, Distributor shall not make any claims against Venaxis for any damaged or defective Products or parts Distributor may appoint sub-distributors to sell Products within the Territory, subject to the prior written approval of Venaxis with respect to each sub-distributor.

4.9
Distributor shall use its best efforts to promote demand for sale of the Products by utilizing advertising and publicity at its own expense. Distributor shall maintain adequate sales personnel for such purposes.

4.10
Distributor shall act in furtherance of the best interests of Venaxis and at no time, do, cause or permit to be done or publish any information, act or thing from whatever source, which is or may be detrimental to the best interests or reputation of Venaxis. Distributor shall promptly inform Venaxis of any facts or opinions or developments in the market or Territory likely to be relevant in relation to the marketing of the Products and any use or resale thereof which is advantageous or disadvantageous to the interests of Venaxis.

4.11
Each Party shall procure and maintain in full force and effect such insurance policies as are adequate to cover its respective obligations hereunder and which are consistent with reasonable business practices of prudent company similarly situated. Each Party shall at all times provide to the other Party with current proof of such insurance upon request.  Venaxis shall be named as an insured party on Distributor’s insurance regarding the Products.

4.12
Without prejudice to Distributor’s obligation to prepare its own literature to support sales of the Venaxis Products in the Territory, Venaxis shall provide to Distributor without charge English language technical data sheets and sales promotion literature in quantities as reasonably determined by Distributor and Venaxis. Copyright in all such materials and documents shall remain with Venaxis Distributor shall translate or otherwise tailor any marketing materials for use in the Territory, as may have been provided by Venaxis in English, in a manner consistent with local language law and custom, at its sole expense. Venaxis must approve all translations prior to use. Distributor will inform Venaxis about the new materials developed. Venaxis covenants that it shall supply to Distributor, without charge to Distributor, as soon as practicable, evaluation kits in the amounts solely decided by Venaxis.

4.13
Unless Venaxis shall have authorized or permitted the return of Products, Venaxis shall not be obligated to accept from Distributor any Products returned, nor to make any exchange thereof, nor to credit Distributor therefore, except for returns of Products allowed under Article 9 below.

4.14
Distributor shall accurately maintain all records as are necessary or appropriate to satisfy applicable laws or regulations in the Territory or as are otherwise reasonably requested by Venaxis, and in any event in accordance with generally accepted accounting principles, consistently applied.

4.15
Venaxis shall have the right, at its expense, at least once per calendar year and upon reasonable notice thereof, to inspect Distributor’s facilities in order to verify compliance of such facilities and Distributor’s operations regarding the Products with the laws of the Territory and to meet with Distributor’s personnel.

4.16
Distributor shall not make, offer, promise or authorize any payment, loan, gift, donation, or other giving of money or things of value, directly or indirectly, whether directly or through its shareholders, affiliates, partners, officers, employees, agents or representatives, whether in cash or kind, and whether or not pursuant to written contract, to or for the use of any government official, any political party or official thereof, or any candidate for political office, for the purpose of influencing or inducing any official act or decision in order to further the activities contemplated by this Agreement, or otherwise violate in any manner the United States Foreign Corrupt Practices Act, as informed to Distributor by Venaxis from time to time,  or any applicable convention, law or regulation prohibiting illicit payments to government officials, their agents or instruments or to third parties, including any anti-corruption laws in the Territory and the U.S. Anti-Boycott Act, as informed to Distributor by Venaxis from time to time.  If for any reason this Agreement or either party hereto is the subject of any governmental review, inquiry or investigation under the United States Foreign Corrupt Practices Act or similar law, Distributor shall cooperate fully and will promptly respond to requests to provide documents, information and assistance made in connection with such review, inquiry or investigation.

ARTICLE 5:	REGULATORY REQUIREMENTS

5.1
Distributor shall devote its best reasonable efforts to obtain for the benefit of Venaxis and its Products, at the sole cost of Distributor, any and all necessary licenses, permits, registrations, consents or other local regulatory clearances required in relation to the import, promotion, marketing, supply and sale of the Products at a limited local level in the Territory, including customs authorizations (collectively, the “Authorizations”). Venaxis represents and warrants to Distributor that has appointed EMERGO as EU authorized representative in the European Union pursuant the applicable Medical Devices Directive.  Venaxis itself or through its authorized representative shall notify to the competent authority of the Territory of the placement of the Product in the Territory’s market.  Venaxis represents and warrants that has obtained the CE Certification for the Products.  Venaxis shall maintain, at Venaxis’ charge, the CE Certification for the Products during the term of this Agreement.  Venaxis shall, at its expense, apply for, obtain and maintain any and all necessary permits, licenses, registrations, consents or other regulatory clearances required in relation to the import, manufacture, commercialization, marketing, supply and use of the Products in the European Union.  Venaxis shall manage, at is sole cost, all regulatory matters for the Products at the European Union level.

Venaxis shall provide Distributor any information and support which may reasonably be requested to discharge its regulatory duties under this Agreement.

Venaxis covenants that, upon request and free of charge, it shall provide to Distributor the information regarding the Products necessary to obtain the Authorizations, Distributor acknowledging that Venaxis makes no warranties or representations that Distributor will be successful in obtaining such Authorizations

5.2
In order to market an in vitro medical device (IVD) in Europe, the device shall have the CE marking in conformance with the following Directive: Directive 98/79/EC of the European Parliament and of the Council of 27 October 1998 on in vitro diagnostic medical devices (IVDD/98/79/EC) in its latest version.  As distributor of the Products, Distributor agrees to fully comply with the requirements set forth by the European In-Vitro-Diagnostic Medical Device Directive (98/79/EC) any European legal provisions amending or replacing this directive and any related laws or regulations of the Territory, including the following:

(i)
Keep records to trace the Products delivered to end-user customers by serial or lot number. Such records must be stored at least five (5) years from the sale of the product to Distributor’s customer and, if requested, be presented to its national authorities, Venaxis or EU Authorized Representative (Emergo);

(ii)	Ensure that any claim presented in Distributor’s promotional material is supported by appropriate validation data;

(iii)
Not change any part or aspect of a system which is validated and CE marked as a combination  (e.g. change applications, sell non-system reagents or provide application advice without proper validation or sell consumables not manufactured or authorized by Venaxis);

(iv)	Follow Venaxis’ instructions for installation and preventive maintenance; and

(v)
Inform Venaxis without delay of any case of a reportable incident or near incident and follow all instructions given by Venaxis as reaction to the reported incident or near incident, utilizing form as provided in Exhibit I

Venaxis’ Technical
Services Department
Telephone: _______________________________
Facsimile: ________________________________
Email: ___________________________________

5.3
Distributor shall comply with all laws and regulations in the Territory applicable to the Products and Distributor’s activities pursuant to this Agreement, and it shall promptly advise Venaxis of any change or proposed change thereto.

5.4
Distributor shall co-operate with Venaxis in the recall of any of the Products for safety checks or modifications. Venaxis shall establish and maintain a lot tracing and recall system which enables it to identify and recall Products.  A separate Vigilance Agreement relating to the Products shall be implemented by the Parties prior to the distribution of the Products by the Distributor.

ARTICLE 6:	INTELLECTUAL PROPERTY

6.1
During the Term of this Agreement, Venaxis grants to Distributor an exclusive license to (i) use the name and Trademarks (as defined below) of Venaxis only in connection with the distribution and sale of the Products under this Agreement in the Territory; (ii) indicate to the public that Distributor is a distributor for the Products; and (iii) advertise the Products (in the Territory) under the Trademarks.  Distributor will not, however, use Venaxis’ name or Trademarks, or any marks or trade names confusingly similar, in any unauthorized manner, such as, for example, in a corporate name, any fictitious business name, in connection with products not authorized under this Agreement or outside the Territory. “Trademarks” shall mean any trademark, logo, service mark, trade name, whether or not registered, that are used or adopted by Venaxis from time to time to represent or describe the Products. Venaxis represents and warrants that is the owner of the Trademarks and that it holds all rights herein and that it will hold such rights during, at least, the term of this Agreement, and that furthermore is entitled to grant the Trademark’s license granted herein

6.2
At the request and expense of Venaxis, Distributor shall reasonably assist Venaxis and its counsel in registering and taking whatever steps as are necessary to adequately protect the Trademarks under the laws of the Territory.  Such registrations, including the applications therefor, will remain the sole and exclusive property of Venaxis.

6.3
Distributor shall notify Venaxis promptly in writing if it becomes aware of or suspects any infringement of any of the Trademarks.  Venaxis will have the sole right, to take action regarding any alleged infringement of any of the Trademarks.  Distributor will reasonably cooperate with Venaxis in any such action at Venaxis expense.

6.4
Distributor shall not, without the prior written consent of Venaxis, remove or alter any patent numbers, trade names, trademarks, trademark registration numbers, notices, serial numbers, labels, tags or other identifying marks, symbols or legends affixed to any Products, containers or packages, or use any such items other than in connection with the Products.  Distributor will not use Venaxis’ marks in any manner which is contrary to Venaxis’ instructions.

6.5
Except for the limited rights specified above in this Article, nothing herein will grant to Distributor any right, title or interest in Venaxis’ name or Trademarks, or in any other intellectual property rights of Venaxis.  Distributor hereby acknowledges and agrees that (i) Venaxis is the exclusive owner of the Trademarks, and (ii) that there is a great value and good will associated with the Trademarks and that any enhanced value or goodwill accruing to the Trademarks as a result of Distributor's use of the Trademarks will inure to the sole benefit of Venaxis.  Distributor hereby agrees not to challenge or assist others in challenging the Trademarks or any other intellectual property rights of Venaxis in any manner, including challenging the validity and/or ownership of the Trademarks or any other intellectual property rights of Venaxis, or the registration thereof or attempt to register any trademarks, marks or trade names confusingly similar to Venaxis’ name or Trademarks at any time during or after the Term of this Agreement.

6.6
Distributor shall submit any intended use of any Trademarks or other designations for the Products for the prior approval of Venaxis.  Distributor may never use the Trademarks in any manner that would disparage Venaxis or cause harm or damage to Venaxis’ business or reputation.  Venaxis shall have the right to exercise quality control over Distributor's use of the Trademarks and over the Products to a degree reasonably necessary to maintain the validity of the Trademarks and to protect the goodwill associated therewith.  Venaxis shall have the right to prescribe quality standards and may change them from time to time upon notice thereof to Distributor.  Distributor shall use the Trademarks only in a manner and form (i) designed to maintain the high quality of the Trademarks, (ii) consistent with the use of the Trademarks by Venaxis and general industry standards, (iii) that protects Venaxis’ ownership interest therein, (iv) that complies with all applicable laws, rules, and regulations, and (v) that conforms to Venaxis’ reasonable quality standards as notified to Distributor.

6.7
Distributor acknowledges that Venaxis has exclusive control of Distributor’s right to register and use any domain name using Venaxis’ name or the Trademarks.  Distributor also acknowledges that Venaxis has exclusive control over Distributor’s use of the same on the internet and social media.  Venaxis reserves the right to establish and implement policies, that shall be in compliance with CE laws and regulations, regarding Distributor’s use of Venaxis’ name and the Trademarks on the internet and on social media websites.

6.8
Venaxis has either applied for or received trademark registration (or equivalent under the laws of the Territory) with the appropriate regulatory agencies in the U.K. for the “APPY1” and “APPYREADER” Trademarks and with the appropriate regulatory agencies in the United States for the “Venaxis” Trademark.

6.9
Venaxis represents and warrants that, to its knowledge, the marketing, distribution and sale of the Products in the Territory under the Trademarks does not infringe third party’s intellectual or industrial property rights.  Venaxis shall obtain and maintain in full force and effect in the Territory during the Term of this Agreement, at its expense, any intellectual property over the Products, and in particular the Trademarks.  Venaxis is committed to review any infringement of the intellectual property in respect to the Products and at Venaxis’ sole discretion, shall prosecute at its expense any of these violations.

ARTICLE 7:	PROPRIETARY RIGHTS, CONFIDENTIALITY, NON- COMPETITION

7.1
Each Party of this Agreement owns confidential business and technical information, know-how and trade secrets, as well as documents, materials and other items embodying such information (collectively the “Confidential Information”).The Confidential Information includes, but is not limited to (i) marketing and sales information, plans and techniques; (ii) business plans, reports and data; (iv) financial plans, reports and data; (v) sources of materials or suppliers; (vi) customer lists and customer data; (vii) formulas, recipes, compositions, ingredients and materials; (viii) prototypes, blueprints, sketches, schematics and drawings; (ix) computer programs, disks, data, documentation, printouts and other software items and (x) contractual arrangements.  It is understood that Confidential Information will not include information in the public domain or that is required by law to be disclosed.

7.2
During the Term of this Agreement, each Party may disclose in confidence to the other Party some of its Confidential Information.  Each Party agrees to keep such Confidential Information confidential in perpetuity and to not use or disclose it to anyone without the prior written authorization of the other Party.  Each Party further agrees not to attempt to discover any Confidential Information by reverse engineering, decompiling or in any other unauthorized manner.

7.3
Each Party shall safeguard and maintain the confidentiality of all documents, materials and other items embodying the Confidential Information of the other Party in its possession or under its control and shall promptly return all such materials to the other Party upon demand or upon the termination or expiration of this Agreement.  Each Party shall provide a declaration confirming that it has returned to the other Party all documents, materials and other items embodying the Confidential Information.

7.4
In the event that any of the Parties fails to return, on demand, any documents, materials or other items belonging to the other Party or embodying the Confidential Information, or fails to adhere to the provisions of this Agreement regarding the Confidential Information, the Parties agree that damages would be difficult to determine, that the affected Party would suffer irreparable harm, and that such Party would be entitled to an appropriate restraining order, specific performance, temporary and permanent injunctions, actual and exemplary damages, attorneys’ fees, court and/or arbitration costs and other related expenses, as well as any other remedy allowable by law.

7.5
Both Parties agree to require those employees, representatives and agents, and others under its control, who are dealing with, are exposed to, review or otherwise utilize the Confidential Information, to agree in writing to safeguard the Confidential Information according to the terms of this Section 7.

7.6
Both Parties hereby agree that the Confidential Information of the other Party is, and shall remain, the property of the other Party, and that neither Party will obtain any right, title, interest or license in or to any of the Confidential Information of the other Party except for the limited rights set forth in this Agreement

7.7
During the Term and for [      ] following the expiration of the Term or termination of this Agreement, Distributor and its affiliates will refrain from engaging, directly or indirectly, in the manufacturing, marketing, distribution or sale of any products competitive with or that serve the same indication as the Products, other than the Products, in the Territory.

7.8	The parties agree that this Article shall survive any expiration or termination of this Agreement.

ARTICLE 8:	TERMINATION

8.1
Either of the Parties shall have the right to terminate this Agreement by giving the other Party thirty (30) days’ prior written notice if the other Party commits a material breach of any of its obligations hereunder and does not remedy such breach within such thirty (30) day period (if such breach is capable of being remedied). Material breach shall include, without limitation, Distributor’s failure to meet its Minimum Performance Requirements set forth in this Agreement; Distributor’s failure to make any payment under this Agreement; a transfer of a controlling interest of the stock or substantially all of the assets of Distributor; any event that has an adverse impact on Distributor’s business or its reputation in the industry or Territory; and any act of dishonesty, moral turpitude, deceit or fraud on the part of Distributor’s owners, directors or managers.

8.2
Either of the Parties shall have the right to terminate this Agreement immediately by giving the other Party fifteen (15) days’ prior written notice if the other Party ceases to carry on business as a going concern, is unable to pay its debts as they fall due, or shall make any composition with its creditors, or shall go into liquidation or have a receiver appointed in respect of all or any of its assets.

8.3
This Agreement shall terminate immediately by giving Distributor thirty (30) days’ written notice, at the sole option of Venaxis, if there is any change in control or ownership (affecting more than 50% of its shares or assets) with respect to Distributor not approved in advance and in writing by Venaxis and such event, would have an adverse impact on Distributor’s business or its reputation in the industry or Territory.

8.4
In the event of a change in control or ownership with respect to Venaxis, then Venaxis or its successor shall have the right to terminate this Agreement by giving Distributor ninety (90) days’ written notice. Indemnification in such a case shall be described in Exhibit J.

8.5	In the event of termination, this Agreement shall remain applicable to any orders for Products that Distributor has previously placed and that Venaxis has accepted.

8.6
In the event of termination of this Agreement other than for breach by Distributor, Distributor may continue to distribute, market and sell in the Territory its stock on hand of Products for a period of three (3) months, and Venaxis will supply Distributor with sufficient Product to fill all orders accepted by Venaxis prior to the termination of this Agreement.  In any case, Venaxis shall supply reasonable quantities of Product in order for Distributor being able to comply with the contractual commitments (i.e. tenders) assumed by the Distributor before termination. Venaxis, at Distributor’s option, shall repurchase from Distributor such Products that were purchased by Distributor during the prior three (3) months (to the extent that the same are in new, unused, original conditions and all cases are unopened) and that are then in Distributor’s inventory, at Venaxis’ sales price thereof to Distributor plus transportation and customs costs. During that time Distributor shall remain authorized to use the Trademarks for or in connection with this limited distribution, marketing and sale of the Products.

8.7
Upon the termination or expiration of this Agreement, Distributor shall at Venaxis cost and expense (a) unless expressly prohibited under applicable law or regulation, transfer and assign any and all Authorizations to Venaxis in a timely manner pursuant to the instructions of Venaxis and (b) other than as provided in Article 8.6 above, cease to use the name and Trademarks of Venaxis in any form whatsoever, and, on demand, shall (if in electronic form) delete or (if in any other form) return to Venaxis, all materials bearing the name, Trademarks and any other intellectual property rights of Venaxis.

8.8
Article 7, this Article 8 and any confidentiality or similar agreements signed by Distributor and Venaxis during the Term of this Agreement shall survive the termination or expiration of this Agreement.

ARTICLE 9:	WARRANTIES; LIMITED LIABILITY; INDEMNIFICATION

9.1
Venaxis provides its customers a standard one-year warranty on its APPY READER and its APPY scanner.  Distributor agrees that it shall submit any claims related to the above warranty as soon as possible, but in no event later than one hundred twenty (120) days following delivery of the Products to Distributor.  Any defective Products within the scope of this warranty will be repaired or replaced by Venaxis, at Venaxis’ sole discretion, and all charges, including for labor and material, will be borne by Venaxis.  Distributor acknowledges that no warranty applies to Products that are consumables or, except as provided above in this Section 9.1, any other Products.

9.2
Subject to Section 9.1 above, Distributor undertakes to inform Venaxis of any complaint regarding obvious qualitative defaults or shortcomings of the Product within fifteen (15) business days after receipt of shipment at Distributor’s premises.  Distributor shall inform Venaxis about any non-obvious or hidden defects discovered during the shelf life of the Product within ten (10) business days after the date of discovery by Distributor.

Both parties agree to dedicate their best efforts to find the cause, and if necessary, to solve the default or shortcoming. In the event that Venaxis does not acknowledge the defect of such Product which Distributor has found to be defective, the parties agree to nominate an independent, reputable laboratory, reasonably acceptable to both parties. The independent laboratory shall carry out analysis on representative samples of the respective shipment of the Product and its findings shall be final and binding on the parties. The charges and costs for such analysis shall be borne by the Party found to be at fault.

In cases of justified and properly notified claims or if the findings of the independent laboratory shows that Distributor’s claims are justified, Distributor shall return the rejected units of Product to Venaxis, at Venaxis’ expense and Venaxis shall, at Distributor’s option, (i) replace such units of Product immediately and in any event no later than four (4) weeks from the date of receipt of the notification at Venaxis’ expense, or (ii) provide credit or refund in respect of such quantities to Distributor. To the extent payment for such defective Product had not been made, payment shall be postponed until such replacement quantities are received and accepted by Distributor. Venaxis liability under this clause is not limited to the replacement of the Product.

9.3
THE EXPRESS WARRANTY DESCRIBED IN SECTION 9.1 ABOVE CONSTITUTES THE ONLY WARRANTY WITH RESPECT TO THE PRODUCTS, AND THERE ARE NO OTHER WARRANTIES, EXPRESS OR IMPLIED, BY OPERATION OF LAW OR OTHERWISE, FOR ANY PRODUCTS FURNISHED HEREUNDER.  VENAXIS  MAKES NO REPRESENTATION OR WARRANTY OF ANY OTHER KIND, AND, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW AND REGULATION, VENAXIS EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED (EITHER IN FACT OR Y OPERATION OF LAW), WITH RESPECT TO THE PRODUCTS, WHETHER AS TO MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE OR ANY OTHER MATTER.

9.4
Venaxis’ sole obligation under the warranty described in Section 9.1 will be to repair or replace, at Venaxis’ option, the defective or non-conforming Products and to provide indemnification to Distributor as set forth below.  The time required to repair or replace any defective portion of a Product will not extend the applicable warranty period set forth in Section 9.1 above.

9.5
TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW AND REGULATION, IN NO EVENT WILL ANY OF THE PARTIES OR ITS AFFILIATES BE LIABLE FOR ANY INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSS OF USE, REVENUE, OR PROFITS IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY BREACH HEREOF, OR DISTRIBUTOR’S OR ANY THIRD PARTY'S USE OF ANY PRODUCTS OR SERVICES PROVIDED UNDER THIS AGREEMENT.  DISTRIBUTOR’S SOLE REMEDY FOR VENAXIS’ LIABILITY OF ANY KIND, INCLUDING ANY FAILURE OR DEFICIENCY OF THE PRODUCTS OR NEGLIGENCE WITH RESPECT TO ANY ITEM FURNISHED UNDER THIS AGREEMENT WILL BE LIMITED TO THE REMEDIES PROVIDED IN THIS SECTION 9.  THE LIMITATIONS CONTAINED IN THIS SECTION WILL APPLY EVEN IF ANY LIMITED REMEDY FAILS IN ITS ESSENTIAL PURPOSE.

9.6
Distributor agrees to defend, indemnify and hold harmless Venaxis and its affiliates from all losses, damages, costs and expenses, including reasonable attorney’s fees, which Venaxis or its affiliates may incur or be obligated to pay as a result of any and all claims, demands, causes of action or judgments of every nature whatsoever in connection with or arising out of (a) Distributor’s failure to observe and/or communicate to customers any training or warnings communicated to Distributor by Venaxis regarding the Products, (b) any breach by Distributor under this Agreement, (c) any violation of law, error, omission, neglect or breach on Distributor’s part, or on the part of any employee or agent of Distributor.  The provisions of this Section will survive any expiration or termination of this Agreement.

Venaxis agrees to defend, indemnify and hold harmless Distributor and its affiliates from all losses, damages, costs and expenses, including reasonable attorney’s fees, which Distributor or its affiliates may incur or be obligated to pay as a result of any and all claims, demands, causes of action or judgments of every nature whatsoever in connection with or arising out of any breach by Venaxis under this Agreement.  The provisions of this Section will survive any expiration or termination of this Agreement.

9.7
Venaxis warrants and represents that to Venaxis’ knowledge there are no investigations, third party written allegations, actions or written claims against Venaxis, including any pending action against Venaxis, in any court or by or before any governmental authority with respect to the Products or Venaxis’ obligations set forth herein which may materially and adversely affect Venaxis’ ability to perform its obligations under this Agreement or impact the marketing, distribution or sale of the Products in the Territory. Venaxis warrants and represents that as of the date of signature of this Agreement Venaxis has not received any communication from any regulatory authorities which would reasonably be expected to adversely impact the supply, marketing, distribution or sale of the Product in the Territory.

Venaxis shall defend indemnify and hold Distributor, its officers, directors, employees, agents or representatives harmless from any and all loss or losses which Distributor may suffer, incur or become liable for as a result of or in connection with any claim, action, cause of action or demand asserted against Distributor to the extent such claim is based upon the contention that Distributor’s attempt to register or notify the Products to the competent Authorities in the Territory, and/or the distribution, commercialization, promotion, storage and sale of the Products in the Territory infringes the patent or other intellectual property rights in the Territory of any third party (an “Infringement Action

9.8
If an Infringement Action is commenced against Distributor and/or Venaxis, and if Distributor reasonably determines that the likelihood and consequences of an unfavourable ruling warrants that Distributor refrain from marketing and selling the Product in the Territory, or if Distributor agrees to refrain from marketing and selling the Products in the Territory pursuant to a settlement of an Infringement Action, or if a court of competent jurisdiction makes a final determination that the marketing and sale of the Products in the Territory infringes the patent or other intellectual property rights in the Territory of a third party and all rights to appeal have been exhausted or expired, then Distributor may terminate this Agreement upon delivering written notice to Venaxis.

ARTICLE 10:	MISCELLANEOUS

10.1	Any notice, request, demand or other communications required or permitted hereunder shall be deemed to be properly given when deposited by registered (air) mail, postage prepaid, addressed:

In the case of Distributor to:
[    ]

In the case of the Venaxis to:
Jeff McGonegal, CFO
Venaxis, Inc.
1585 S. Perry Street
Castle Rock, CO, U.S.A. 80104

Copy to:
Mary Mullany
Ballard Spahr LLP
1735 Market Street, 51st Floor
Philadelphia, PA  19103

10.2
This Agreement does not constitute Distributor as the agent or legal representative of Venaxis for any purpose whatsoever. Distributor is not granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of Venaxis or to bind Venaxis in any manner.

10.3
This Agreement contains all of the agreements, understandings, representations, conditions, warranties and covenants made between the parties hereto. Unless set forth herein, neither party shall be liable for any representations made and all modifications and amendments hereto must be made in writing.

10.4
The failure of either party at any time to require performance by the other party of any provision hereof shall not affect in any way the full right to require such performance at any time thereafter. Furthermore, the waiver of either party of a breach of any provision hereof shall not be taken or held to be waiver of the provision itself.

10.5
This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, USA The parties specifically disclaim the United Nations Convention for the International Sale of Goods.

10.6
The parties shall attempt to settle any dispute, controversy or claim arising out of or relating to this Agreement, without litigation, in good faith, by submitting each such dispute to appropriate senior management representatives of each party in an effort to affect a mutually acceptable resolution thereof.  Any dispute, controversy or claim arising out of or relating to this Agreement that is not resolved as provided above  after sixty (60) days, shall be submitted to and solely and exclusively settled by arbitration under the rules of the International Chamber of Commerce (“ICC”) under its rule of arbitration (“Rules”) then in force. The arbitration panel shall comprise an arbitrator appointed in accordance with the Rules, and all awards of the arbitrator shall be final and binding on the parties and enforceable in any court of competent jurisdiction. The arbitration shall be in English language and shall be held in the USA. Nothing herein shall prevent a party from seeking injunctive relief, where appropriate, from a court of competent jurisdiction pending the outcome of any arbitration concerning the subject of such arbitration or when authorized by an arbitrator’s award or when emergency relief is required.

10.7	This Agreement constitutes a personal contract and Distributor shall not transfer or assign the Agreement or any part hereof without the prior written consent of Venaxis.

10.8
In the event that any provision of this Agreement is adjudicated invalid, illegal or unenforceable, such adjudication will not affect the validity, legality or enforceability of any other provision andthis Agreement will be construed as though such invalid, illegal or unenforceable provision had never been contained herein

10.9
This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.  Signatures provided herein by facsimile will be deemed to be sufficient to bind the undersigned.

[SIGNATURE PAGE FOLLOWS]

VENAXIS, INC. BY: _______________________________ Name: Title: DISTRIBUTOR BY: _______________________________ Name: Title:

LIST OF EXHIBITS:

EXHIBIT A— PRODUCT DESCRIPTION

EXHIBIT B—TERRITORY

EXHIBIT C—COMMERCIALIZATION PLAN

EXHIBIT D1— MINIMUM PERFORMANCE REQUIREMENTS

EXHIBIT D2--- YEARLY ROLLING FORECAST

EXHIBIT E—SALES AND ACTIVITY REPORT (MONTHLY)

EXHIBIT F—SALES AND ACTIVITY REPORT (YEARLY)

EXHIBIT G— QUALITY AGREEMENT

EXHIBIT H— FORM OF PURCHASE ORDER

EXHIBIT I--- INCIDENT REPORT

EXHIBIT A

PRODUCT DESCRIPTION

Name: APPY1

Description: Multi-marker blood test: MRP8/14, CRP, WBC

Indication: 1st Blood Test Designed to Aid in Identification of Patients at low Risk for Acute Appendicitis

Warranty: Venaxis provides a standard one-year warranty on its APPY READER and its APPY scanner, as set in Article 9.1.

Product components:
•	APPY Reader
•	APPY1 Test Kit: Immunoassay quantitatively measures MRP8/14 and CRP
•	APPY1 Controls: Containing myeloid-related protein 8/14 (MRP 8/14) and C-reactive protein (CRP) to be used with the APPY1 Test.
•	APPY1 QC Cassette: Intended to be used as an external control to assess the performance of the APPY Reader
•	APPY1 Barcode Reader.
•
Service Agreement: Service Venaxis will provide to the distributor once the APPY Reader warranty has expired. The distributor will ship broken APPY Reader(s) to Venaxis for repair. Venaxis will repair and certify in good working order said APPY Reader(s) and return to distributor. It will be the distributor responsibility to keep spare APPY Reader(s) to help support customers while units are being repaired under service agreement.

Transference Price to Distributor:

Part Number	Product Description	Packaging	Transfer Price (2014)
F10008	APPY Reader	1 unit	3,184.31 USD
F10000	APPY1 Test Kit	25 tests/kit	1,625 USD
F10005	APPY1 Controls	5 of each level 1 & 2/kit	106.25 USD
F10004	APPY1 QC Cassette	1 unit	127.50 USD
F10010	APPY1 Barcode Reader	1 unit	382.50 USD
tbd	Service Agreement	1 year	750 USD

If Distributor meets and/or exceeds the targeted Annual Total Revenue USD Minimum Performance Requirements, Distributor will be granted FOC APPY1 Test Kits (Part Number 10000). The agreed FOC APPY1 Kits will be no more than eight (8) for any 12 month period of time.

EXHIBIT B

Territory:

EXHIBIT C

COMMERCIALIZATION PLAN

EXHIBIT D1

MINIMUM PERFORMANCE REQUIREMENTS 2014

EXHIBIT D2

 FORECASTED PERFORMANCE LEVELS

EXHIBIT E

SALES AND ACTIVITY REPORT (MONTHLY)

EXHBIT F

SALES AND ACTIVITY REPORT (YEARLY)

EXHIBIT G

QUALITY AGREEMENT

VENAXIS QUALITY AGREEMENT
DATED 201_ ________, ___

This Quality Agreement (“Agreement”) will serve to document the understandings and terms relative to the distribution of the APPY1 System.

Upon accepting and executing the Distribution Agreement, [                     ] (referred to herein as, “distributor”, “you”, “yours”) agrees to the following terms of the Agreement:

To ensure the required storage conditions are maintained by you at your facility and throughout your distribution of the APPY1 System to your customers.

To promptly notify VENAXIS should you be become aware of information related to the APPY1 System that could affect the quality or efficacy of the product including but not limited to damage during shipping, product not stored at required storage conditions and product that is delayed in customs.

To promptly notify VENAXIS of any customer or user complaints or the need for product returns.

To maintain established and adequate procedures to investigate complaints based on a mutually-agreed severity assessment of each complaint.  These procedures will categorize how complaints are received, investigated and communicated to the manufacturer of the product being sold.

To allow, upon reasonable notice VENAXIS or its qualified representative to audit your facilities and your records related to the Distribution Agreement, including the storage and distribution of the APPY1 System, and equipment to ensure that this Quality Agreement is understood and that appropriate procedures and processes are established to ensure your firm’s compliance with the Quality Agreement, any regulatory regulations, as well as in any “for cause” situations VENAXIS may identify.

Notices under this Agreement shall be made in writing via email or through the Venaxis website. Contact information for Notices to VENAXIS under this Agreement follows:

Quality Assurance Manager	Mark Flipse
Quality Assurance Manager	Senior Manager of Manufacturing
qam@venaxis.com	mflipse@venaxis.com
303-794-2000	303-794-2000 X226

EXHIBIT H

FORM OF PURCHASE ORDER

EXHIBIT I

INCIDENT REPORT TEMPLATE

☐ Initial Vigilance Report ☐ Final Vigilance Report
1.	Competent Authority: (Destination)
Address :
2.	Reporting firm name :
a)	☐ Manufacturer ☐Authorized representative within EEA
b)	Address :
c)	Contact person name :
d)	Telephone number :
e)	Telefax number :
f)	Report date :
3.	Manufacturer (if not already provided in point 2)
a)	Name :
b)	Address :
4.	Information about incident
a)	Medical device commercial name :
b)	Kind of device (e.g. pacemaker, catheter, etc) (*)1
c)	Model or catalogue number :
d)	Serial number(s) or lot number(s) :
e)	Accessories/associated devices (if applicable) :
f)	Software version (if applicable) :
g)	Identification number of Notified Body involved in conformity assessment (if applicable) :
h)	Reporting firm is aware of other similar incidents having an impact on the current report :	☐ Yes ☐ No
i)	If yes, the countries to which these have been reported, and the report reference numbers are listed as follows :

1 (*) Please also include nomenclature ID and which nomenclature system used if known.

4.	Information about incident – Continued -
☐ Initial Vigilance Report ☐Final Vigilance Report
j)	Incident reported by (user or other source) :
Address :
Telephone number :
Date reported :
k)	Incident date :
l)	Incident description :
Outcome : [e.g. death, deterioration in health]
m)	Manufacturer's preliminary comments :
n)	Current location of device (if known) :
o)	Expected date of follow-up report :
p)	Corrective action (if any) :
q)	Projected timing :

Note:
Submission of this report does not, in itself, represent a conclusion by the manufacturer and/or authorized representative or the competent authority that the content of this report is complete or accurate, that the device(s) listed failed in any manner and/or that the device(s) caused or contributed to the alleged death or deterioration in the state of the health of any person.

EXHIBIT J

INDEMNIFICATION